Exhibit 99.2

PRESS RELEASE Steven Cantor

VP of Corporate Relations T +1 978 436 6750 irelations@entegris.com

Entegris Announces Offering of Senior Unsecured Notes to

Finance Proposed Acquisition of ATMI

BILLERICA, Mass., March 19, 2014– Entegris, Inc. (Nasdaq: ENTG) today announced that it intends to raise $360 million in gross proceeds through an offering of senior unsecured notes due 2022. The net proceeds from the notes offering will be used to fund a portion of the purchase price for Entegris’ previously announced proposed acquisition of ATMI, Inc. The consummation of the notes offering is subject to market and other conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior unsecured notes due 2022. The notes to be offered have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties, and other factors including the failure to consummate the notes offering and potential changes in market conditions that could cause actual results to differ materially.

About Entegris

Entegris provides a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan.

###  END  ###

129 Concord Road  |  Billerica, MA 01821 USA  |  T +1 978 436 6500